                                                                   Exhibit 10.23

                         PROPERTY MANAGEMENT AGREEMENT

      THIS PROPERTY MANAGEMENT AGREEMENT ("Agreement") is executed to be effective as of the 15th day of May 1996 ("Effective Date") by and between:

      THE FIRST INVESTMENT VOUCHER FUND, an open joint stock company established and existing under the laws of the Russian Federation, having its principal place of business at Trubnikovsky 21/2, Moscow, Russian Federation, and represented by the Chairman of its Board of Directors, Mr. Michael Yu. Chebotarev, who is acting on the basis of the Fund's charter ("Fund"); and

      PIONEER REAL ESTATE ADVISORS INC., a company organized and existing under the laws of the State of Delaware, U.S.A., having its principal place of business at 60 State Street, Boston, Massachusetts, U.S.A., and represented by its President, Stephen G. Kasnet, who is acting on the basis of a resolution of the Board of Directors ("PREA").

                                    RECITALS:

A. The Fund is the owner of an office building known as the Meridian Commercial Tower, located at Ulitsa Smolnaya 24/D, 125445 Moscow, Russia according to the system of street names and numbering now in official use in Moscow, Russia ("Building").

B. PREA is a real estate company with the experience necessary to manage and lease space in the Building according to the terms and conditions of this Agreement.

C. The parties now desire to set forth their agreement on the terms and conditions of the services PREA shall provide to the Fund with respect to the management of the Building.

NOW THEREFORE, in consideration of the mutual promises and covenants exchanged herein, the parties hereby agree as follows:

                                    AGREEMENT

                             ARTICLE 1. DEFINITIONS

             The following terms shall have the following meanings:

1.1 Business Day. "Business Day" means any day, other than Saturday, Sunday or any public holiday in the United States of America or in the Russian Federation.

1.2 Gross Collections. "Gross Collections" means the total amounts of: (a) Tenant rent payments, (b) Tenant contributions toward Operating Expenses (except contributions for the Property Management Fee), (c) interest earned on amounts of advanced rents and security deposits paid by Tenants and held by PREA (except amounts of such interest that are payable to Tenants pursuant to their lease agreements), (d) parking fees, and (e) telecommunications commissions from Tenant use of telecommunications facilities in the Building, all of which shall be exclusive of value added or other taxes that are due with respect to the Gross

                                                                         [Stamp]

Collections, that are collected with respect to the Building, during the quarter in which such Gross Collections were collected, or prior quarters, and attributable to that or prior quarters as PREA may reasonably determine.

1.3 Land. The "Land" means the 13,035 square meters of land located at Ulitsa Smolnaya 24/D that was leased to the Fund by the Moscow Government according to a 49 year lease agreement No. M-09-000979, dated 6 September 1994.

1.4 Leasing Costs. "Leasing Costs" means the costs incurred by PREA in connection with leasing the office space in the Building, including fees and commissions payable to real estate brokers, associated legal fees, and the amounts of any rent discounts or other leasing incentives offered to Tenants.

1.5 Nominal Rent. "Nominal Rent" means the Base Rent figure stated in any lease agreement for premises in the Building, applicable to any period for which the Tenant thereunder does not pay such Base Rent to PREA.

1.6 Operating Budget. "Operating Budget" means PREA's annual budget for operating the Building, including PREA's estimate of annual Gross Collections and Operating Expenses and indicating, to the extent possible, which if any expenses will not be recovered through Tenant contributions to Operating Expenses.

1.7 Operating Expenses. "Operating Expenses" means the total costs, charges, expenses and disbursements of every kind and nature that must be paid in connection with the management, operation, maintenance, improvement and repair of the Property, including the following:

      (a) Utilities. The cost of utilities, including heat, air conditioning, water, steam, fuel and electricity other than that which is supplied to individual Tenants and paid for by them separately.

      (b) Maintenance Fees. The cost of Building maintenance including fees for interior and exterior maintenance, upkeep and repair of the Property, as well as the Building heat, air conditioning, plumbing, mechanical, electrical and other systems; landscaping, ground maintenance and snow removal, including the cost of equipment and tools, the cost of servicing such equipment and contributions to any sinking funds that PREA may create from time to time in order to spread the cost of such maintenance, upkeep and repair more equitably among Tenants over the terms of their lease agreements.

      (c) Management Expenses. The portion of the Property Management Fee, if any, not recovered from Tenants, and other fees, costs and expenses related to property management including accounting, catering, electrical, extermination, financial, janitorial, legal, plumbing, security and window cleaning services, as well as the total amount of salaries and benefits payable to Building staff, and the cost of providing a "drivers' room" in the Building.

                                                                         [Stamp]

      (d) License Fees. The cost of licenses, permits, inspections and compliance with any health and fire safety or other governmental rule or regulation imposed upon either of the parties with respect to the Property including the cost of fire protection.

      (e) Insurance Premiums. The cost of premiums for property and other insurance, including rental value and liability insurance, and any costs incurred in obtaining a valuation of the reinstatement costs for the purposes of arranging such insurance.

      (f) Taxes. The cost of all general and special land and property taxes, value added taxes and all other taxes, charges, rates, levies and assessments of whatever nature levied, assessed or collected by any governmental or quasi-governmental authority upon or with respect to ownership or operation of the Building and the Land, other than the Fund's profits taxes.

1.8 Parking Lot. The "Parking Lot" means the paved parking area on the Land and adjacent to the Building that has been prepared by the Fund for use by Tenants, their employees and visitors.

1.9 Property. "Property" shall mean the Building, Parking Lot and Land.

1.10 Property Management Fee. The "Property Management Fee" means the fee payable to PREA in consideration for PREA managing the Property pursuant to this Agreement.

1.11 Services. "Services" are the activities listed in Article 2.2 of this Agreement.

1.12 Tenant. "Tenant" means any individual, legal entity or representative of a legal entity that has executed a lease for office space in the Building with PREA.

1.13 Unrecoverable Expenses. "Unrecoverable Expenses" means all expenses incurred by PREA pursuant to this Agreement that it cannot recover from Tenants as part of their contributions toward Operating Expenses.

                               ARTICLE 2. SERVICES

2.1 Engagement. The Fund hereby engages PREA, and PREA hereby accepts the engagement, as property manager of the Building to provide property management services according to the terms and conditions of this Agreement.

2.2 Scope of Services. PREA shall provide the following Services for the Fund:

      2.2.1 Operate the Building. Oversee the day-to-day operation of the Building, respond promptly to all reasonable inquiries, and ensure the Building is managed and operated at all times in a smart, professional, and courteous manner in accordance with generally accepted Western standards of property management. PREA shall ensure that payments for all obligations that arise with respect to the Building and such as tax, Land rent, utility and contractual obligations (except for property taxes and Land rent which shall be paid directly by the Fund) are paid in a timely manner as they become due.

                                                                         [Stamp]

      2.2.2 Sublease Office Premises. Use reasonable commercial efforts to sublease all of the rentable office and commercial space in the Building, according to the following conditions:

      (a) Each lease shall conform substantially to the model lease agreement to be agreed to between the Fund and PREA, and shall include only such modifications and financial incentives as PREA may deem reasonably necessary and appropriate to induce the signing of a lease agreement with a potential Tenant (provided however that such modifications and financial incentives are consistent with section 2.2.2(c)); and,

      (b) In PREA's reasonable judgment the potential Tenant is a reputable and credit-worthy entity;

      (c) The amount of the base rent payable under any lease agreement is not less than the equivalent of U.S. $400.00 per square meter per year unless otherwise agreed by the parties hereto in writing; and

      (d) PREA shall have full discretion with respect to acceptance of any Tenant for the Building and shall have no obligation to accept or reject any Tenant.

      2.2.3 Review Tenant Requests. Review Tenant requests for approval of their plans to fit-out, alter, sublet or assign the rights to their premises, and if in PREA's reasonable discretion approval would not detract in any way from the best interests of the parties, approve such requests. Additionally, PREA shall respond promptly to all reasonable queries from Tenants or their representatives with regard to any property management issues, and advise Tenants with regard to any notices PREA may receive that will adversely affect the Tenants' ability to use the Building in accordance with their lease agreements.

      2.2.4 Monitor Tenant Obligations. Use reasonable efforts to ensure Tenants are complying with the terms of their leases, including consultation with legal advisors any time it appears necessary to enforce lease covenants or obligations. Additionally, PREA shall notify the Fund any time a Tenant has not or has indicated to PREA that it may not be able to meet its payment obligations under its lease agreement.

      2.2.5 Prepare and Monitor Budgets for Operating and Unrecoverable Expenses. Prepare the annual Operating Budget, including an estimate of annual Gross Collections and Operating Expenses. The Operating Budget shall identify all anticipated expenses and all service contracts in effect or planned for the budget period as individual line items. PREA shall also prepare a detailed budget of all expenses that will not be recovered through Tenant contributions to Operating Expenses ("Unrecoverable Expenses Budget"). PREA shall operate the Building using best efforts to maintain the Building income and expenditure in accordance with the Operating Budget, shall use reasonable efforts to notify the Fund any time it uses the power of attorney granted to PREA and shall obtain the Fund's written approval prior to making any expenditure that would exceed budgeted amounts of

                                                                         [Stamp]

      Unrecoverable Expenses by five percent or more. PREA shall deliver the Operating Budget to the Fund in accordance with section 2.2.13(c).

      2.2.6 Open and Maintain Accounts. Open and maintain ruble and foreign currency bank accounts to receive payments from Tenants in accordance with the terms of their lease agreements, and to make payments when due to the Fund, construction contractors, vendors, suppliers, Building staff and other appropriate payments as necessary. PREA shall hold all amounts of base rent and security deposit prepayments received from Tenants in interest bearing bank accounts, and shall return or credit such amounts to Tenants, with or without interest, in each case according to the terms of their respective lease agreements.

      2.2.7 Collect Amounts Due. Arrange for prompt collection of all rents and other payments due from Tenants under the terms of their lease agreements, including base rent payments, security deposits, reimbursements of insurance premiums, local taxes, utility charges, Operating Expenses (including estimated Operating Expenses), interest and value added or similar taxes.

      2.2.8 Transfer Amounts to Fund. Timely transfer all amounts due to the Fund under this or any agreement between the Fund and PREA.

      2.2.9 Hire and Supervise Contractors and Building Staff. Hire and supervise, using funds from the Building operating budget, contractors and Building staff, including accountants, administrators, architects, attorneys, caterers, drivers, electricians, exterminators, landscapers, maintenance, plumbing, security personnel and telecommunications providers, to ensure the smooth and efficient operation of the Building, and use such contractors and staff as necessary to fulfil the obligations of the Fund and PREA pursuant to the terms of the lease agreements with Tenants. PREA shall, using funds from the Building operating budget, pay all payroll taxes and other contributions to the Russian Federation social funds on all salaries paid to the Building staff, as required by law.

      2.2.10 Maintain Insurance Coverage. Obtain and maintain insurance for the Building, its plant and machinery, in the scope and amount as is customary in the Russian market, and in no event less than PREA and the Fund, respectively, deem prudent to cover their respective interests in the Building. PREA shall provide the insurers with all relevant information required by, and shall keep the insurers informed in accordance with the terms of the insurance policies.

      2.2.11 Inspect the Building. Regularly inspect the Building to ensure timely discovery and identification of conditions that requiring cleaning, maintenance or repair, and act upon any such discoveries as necessary.

      2.2.12 Maintain Records. Maintain: (a) individual Tenant files including copies of all Tenant lease agreements, records of payments, insurance certificates, correspondence, complaints, legal notices, and any other relevant materials; (b) detailed service jackets for Building systems and equipment including schedules of all inspections made, maintenance performed, and replacement parts consumed; and (c)

                                                                         [Stamp]
      detailed accounting records for the Building depicting gross receipts, disbursements and expenses, taxes, and payments to the Fund.

      2.2.13 Make Reports. Make reports to the Fund as follows:

             (a) Monthly Reports. Make monthly reports to the Fund which shall include a summary of all significant occurrences, accidents, casualties, defects and/or repair or improvement work that have occurred in or around the Property during the preceding month, a summary of all ongoing lease negotiations including any offered or anticipated material deviations from the model lease agreement, descriptions of any lease violations, copies of any legal notices sent or received and an account of any amounts remaining due and unpaid under the terms of Tenant leases. In addition, PREA shall provide a list of property maintenance contracts in effect as of the date of the report and executed pursuant to section 2.2.9, and amendments thereto, including the payment amounts, purposes, parties and terms, that have been executed since PREA's last report under this section.

             (b) Quarterly Reports. Not later than the 10th day of the first month of each calendar quarter, make quarterly reports to the Fund which shall include a detailed account of receipts and operating expenditures, including any routine repair costs not recovered through Tenant contributions toward Operating Expenses, insurance premiums, amounts of rents and Operating Expenses received from each Tenant, a calculation of Property Management Fee, the balances of any sinking funds, and PREA's estimate of expenses for the remainder of the calendar year contrasted against the annual operating budget, and the list of all payments made under the property maintenance contracts with cross references to appropriate payment documents.

             (c) Annual Reports. PREA shall make annual reports not later than 1 March of each year which shall include a detailed reconciliation of actual Building revenues and expenses for the previous year to the Operating Budget for that year. Prior to 1 December of each year, PREA shall submit the annual Operating Budget for the following year to the Fund in accordance with section 2.2.5, which shall include an estimate of Gross Collections, Operating Expenses, anticipated capital expenditures and all maintenance contracts PREA has executed for the following year.

      All reports to the Fund shall be submitted in the English and Russian languages. The Fund shall have the right to request a copy of any contract or payment document executed by PREA in connection with its property management responsibilities under this Agreement.

                          ARTICLE 3. FUND'S OBLIGATIONS

      In addition to its other obligations hereunder, the Fund shall have the following obligations:

                                                                         [Stamp]

3.1 Provide Office Space. The Fund shall provide PREA, free of charge and without any obligation to pay rents, fees or expenses, including Operating Expenses, as much space in the Building as PREA deems reasonably necessary to support its management and related activities. The Fund shall fit-out up to 50 square meters of office space at its own expense in accordance with PREA's reasonable requirements, including an office for the Building Manager, accommodation for secretaries and building service managers, and a meeting room. PREA shall fit-out any such space in excess of 50 square meters.

3.2 Reimburse Unrecoverable Expenses. The Fund shall reimburse PREA for all Unrecoverable Expenses, whether budgeted or incurred in good faith by PREA upon the happening of any casualty, event or occurrence that, in PREA's reasonable opinion, required the urgent expenditure of funds, at such times as the parties may agree.

3.3 Provide Ownership Documents. The Fund shall provide to PREA copies of the ownership and related documents for the Building, including: (a) the ownership certificate for the Building issued by MOSKOMIMUSHESTVO; (b) the State Acceptance Committee report issued when the Building was approved for occupancy;
(c) the "passport" certificate from the Bureau of Technical Inventory (BTI); (d) utility agreements for water, electricity, sewer and gas services;, and (e) the lease agreement for the Land. Additionally, the Fund shall make the original documents available to PREA and any existing or prospective Tenants on request.

3.4 Assist PREA. The Fund shall assist PREA as reasonably necessary from time to time to facilitate relations with government authorities, including tax authorities, and as necessary to ensure the smooth and efficient operation of the Building.

                          ARTICLE 4. FEES AND PAYMENTS

4.1 Property Management Fee. As consideration for PREA's services hereunder, PREA shall be entitled to collect the Property Management Fee from Tenants as part of their contributions to Operating Expenses. The Property Management Fee shall be an amount equivalent to the greater of: (a) U.S. $56,250.00 per quarter; or (b) five percent of Gross Collections and Nominal Rents (excluding security deposits and any interest earned thereon), which shall be exclusive of value added and similar taxes. PREA shall be entitled to include the portion of the Property Management Fee, if any, that PREA is unable to recover from Tenants, among the Operating Expenses used to calculate PREA's total rent obligation for the Building, provided however that in no event may the portion so included be greater than an amount equivalent to U.S. $56,250.00 per quarter.

4.2 Additional Fees. PREA shall be entitled to charge the Fund additional fees for services outside the scope of this Agreement, such as certain property management expenses incurred prior to the Effective Date, rent review, lease renewals, re-lettings, insurance reinstatement valuations or other valuations requested by the Fund or required in connection with any system of local or other taxation, administration of insurance claims and any matter requiring consideration or action as a consequence of any new or amended statute or requirement of any local, regional or federal level government organization, unless such fee may be recovered in full as part of the Operating Expenses. With the exception of the property management expenses incurred by PREA prior to the Effective Date for which the Fund

                                                                         [Stamp]
hereby agrees to reimburse PREA, such fees shall be agreed between the Fund and PREA from time to time when such circumstances arise.

                         ARTICLE 5. TERM AND TERMINATION

5.1 Term. This Agreement shall be effective as of the Effective Date, and unless earlier terminated as provided herein, shall expire five years thereafter. PREA shall have the option to renew this agreement for two additional five year terms with such changes to the terms hereof as may be agreed between the parties.

5.2 Termination. The parties may terminate this Agreement prior to its expiration as follows:

      5.2.1 By the Fund. The Fund may terminate this Agreement upon its sale of the Building, to be effective one year from the closing date of any such sale, and with written notice to PREA on or before the closing date. The Fund may also terminate this Agreement "for cause" and with three months advanced notice to PREA in writing if PREA fails to perform its obligations as provided in this Agreement. For the purposes of this Agreement, "for cause" shall mean:

      (a) PREA's material breach of the terms of this Agreement;

      (b) PREA's conduct that materially injures the Fund or Tenants;

      (c) Indictment of PREA's on-site managers on charges of criminal conduct;

      (d) PREA's material violation of any law applicable to its responsibilities under this Agreement;

      (e) PREA's neglect of its duties which continues for 30 calendar days or more after written warning from the Fund;

      5.2.2 By PREA. PREA may terminate this Agreement for any reason and with six month's advanced notice to the Fund in writing.

                          ARTICLE 6. DISPUTE RESOLUTION

6.1 Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A.

6.2 Dispute Resolution. The parties shall attempt to resolve any dispute arising from or in connection with this Agreement, including any question of its existence, validity or termination, by amicable negotiation. If the parties are unable to resolve the dispute within 20 Business Days, then either party may refer the dispute to, and the parties hereby agree to the jurisdiction of, arbitration by the American Arbitration Association, in accordance with its International Arbitration Rules. The arbitration tribunal shall consist of one arbitrator appointed by the administrator thereunder, and shall take place in the City of Boston, Massachusetts, U.S.A. The arbitration shall proceed and all documents shall be presented

                                                                         [Stamp]
in the English language. Any award of the arbitrator shall be final and binding on the parties.

                        ARTICLE 7. ADDITIONAL PROVISIONS

7.1 No Assignment. Neither party shall assign, delegate and/or transfer to third parties its rights and obligations under this Agreement without the other party's prior written consent, except PREA may assign its rights and obligations under this Agreement to any entity controlling, controlled by or under the common control of PREA. This Agreement shall be binding upon and inure to the benefit of the parties, their successors in interest, if any, and their respective permitted assigns and transferees.

7.2 No Partnership. Nothing in this Agreement is intended nor shall be construed to create a partnership, joint venture or similar relationship between the parties, nor shall it be construed to create any rights in any third parties against the parties hereto.

7.3 Severability. If any provision of this Agreement is or becomes invalid, ineffective, unenforceable or illegal for any reason, the remaining provisions shall continue in full force and effect. The parties shall amend any invalid provision so as to fulfil their original intent to the maximum extent possible.

7.4 Amendments. The parties may amend this Agreement at any time, provided such amendments are made in writing, designated as an amendment to this Agreement, and duly signed by both parties.

7.5 Notices. Notices required or permitted under this Agreement shall be in writing and shall be delivered by: (1) an internationally accepted courier service, with signed receipt of delivery made; (2) hand-delivery, with signed receipt of delivery made; or (3) by facsimile, with a confirmation copy sent by internationally accepted courier service or hand-delivery, addressed to the parties hereto as follows (unless changed by a notice in accordance herewith from the party changing its address to the other party):

                  To PREA Robert Nault, Stephen G. Kasnet Pioneer Real Estate Advisors, Inc 60 State Street
                                        Boston, MA 02109-1820
                                        FAX: 1-617-422-4293

                  with a copy to        Grenville Carr-Jones
                                        Meridian Commercial Tower
                                        Ulitsa Smolnaya 24/D
                                        125445 Moscow, Russia
                                        FAX: 7-095-960-2920

                 To the Fund:           Michael Chebotarev, Timothy Frost
                                        First Investment Voucher Fund

                                                                         [Stamp]

                                        21/2 Trubnikovsky Pereulok
                                        Moscow, Russia
                                        FAX: 7-095-956-6181

Notices delivered pursuant to the terms of this section shall be deemed effective within three calendar days from the date when the notice is sent to the foregoing addresses.

7.6 Force Majeure. The parties shall be relieved of responsibility for any nonfulfillment in whole or in part of their obligations under this Agreement, if such nonfulfillment is caused by force-majeure circumstance, including but not limited to such events as war, civil uprising, rebellion, civil or military conflict, acts of sabotage, strike, lockout, fire, floods, or other natural disasters. Notwithstanding the foregoing, if as a result of such force majeure circumstances, one of the parties is unable to fulfil its obligations, that party shall inform the other party immediately and take all measures that it deems expedient in order to protect the interests of the other party. The parties shall not have the right to demand compensation for any losses arising as a consequence of such unfulfilled obligations.

7.7 Liability of PREA. PREA shall not be liable directly or vicariously for the acts or omissions of, nor any damages caused to the Fund by any other party involved in operating the Building, including the acts or omissions of Tenants or any contractors PREA may hire pursuant to section 2.2.9. Except for PREA's own acts of wilful misconduct or gross negligence, PREA shall not be liable for any damages caused to the Fund for actions taken in good faith in connection with performing its obligations under this Agreement.

7.8 Limitation on Damages. Subject to section 7.7, if either party breaches any of its obligations under this Agreement, such party shall compensate the other party for any actual damages, but shall not be liable for any subsequent or consequential damages suffered as a result of the breach.

7.9 Indemnification. Except when caused by the wilful misconduct or gross negligence of PREA, the Fund shall indemnify and hold PREA harmless from and against all claims, costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities of any kind or nature that PREA may incur or sustain in good faith in connection with or arising out of its obligations under this Agreement. Notwithstanding the foregoing, the Fund shall not be liable and shall not indemnify PREA for any claims, damages or judgements related to any labor disputes arising from employment relationships established by PREA.

7.10 Cost and Expenses. Wherever in this Agreement a provision is made for the doing of any act by any person it is understood and agreed that such act shall be done by such person at its own cost and expense unless otherwise stated.

7.11 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and with respect to the parties shall include where the context does not prohibit, their respective permitted successors and assigns. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references to articles, sections and appendices shall mean articles, sections and appendices of this Agreement, unless otherwise stated. All headings are inserted for convenience only and shall not affect construction of this Agreement.

                                                                         [Stamp]

IN WITNESS WHEREOF, the parties have executed this Agreement in four counterparts, two in English and two in Russian with one counterpart of each language for each party. In the case of differences in interpretation between the English and Russian texts of this Agreement, the English text shall control.

FIRST INVESTMENT VOUCHER FUND           PIONEER REAL ESTATE
                                        ADVISORS INC.

[SEAL]

/s/ Michael Yu. Chebotarev              /s/ Stephen G. Kasnet
------------------------------          ------------------------------
Michael Yu. Chebotarev                  Stephen G. Kasnet
Chairman, Board of Directors           President

(Company Seal)                          (Company Seal)

                                                                         [Stamp]

                                   APPENDIX A
                  To the Property Management Agreement between
                        The First Investment Voucher Fund
                                       and
                       Pioneer Real Estate Advisors, Inc.

                        Banking Requisites of the Parties
                        ---------------------------------

The Fund:                               PREA:

21/2 Trubnikovsky Per                   60 State Street
Moscow, Russian Federation              Boston, MA. U.S.A
                                        representative office;
                                        24/D Smolnaya Street,
                                        Moscow, Russian Federation

Account no. 701467900                   Ruble Account no. 853603717
with Citibank T/O                       with ING Bank Eurasia
MFO 996426 Yu 6P                        BIC 044545176 and corresponding account
                                        no. 001161392 also through ING

currency account no. 700100022          USD currency account no. 17845
with Citibank T/O                       with ING Bank Eurasia
Cor. account no. 36087478               and corresponding account
Citibank New York                       no. 001-1-908019 through
                                        Chase Manhattan Bank N.A. New York

Tax Identification No. 7704038268       Tax Identification No. 7700070140

                                                                         [Stamp]


                                       A1